Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-197923 and 333-205641 on Form S-8, and Registration Statement Nos. 333-204580 and 333-206023 on Form S-3 of our report dated March 2, 2015 (April 30, 2015 as to the effects of the restatement discussed in Note 27; and October 19, 2015 as to the effects of the restatement discussed in Note 28), relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes 1) an explanatory paragraph to describe the consequences to the Company’s consolidated financial statements as a result of applying fresh-start accounting as of July 9, 2014 in conformity with the requirements of Accounting Standards Codification (ASC) Topic 852, Reorganization; and 2) an explanatory paragraph to identify that the Company’s 2014 consolidated financial statements have been restated) and of our report dated March 2, 2015 (October 19, 2015 as to the effects of the material weaknesses described in Management’s Report on Internal Control over Financial Reporting, as revised) relating to internal control over financial reporting, which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

October 19, 2015
New York, New York